Exhibit 10.3

NOTE PURCHASE AGREEMENT

DATED AS OF APRIL 8, 2026

AMONG

ODYSSEY MARINE EXPLORATION, INC., as Issuer,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

and

AMERICAN OCEAN MINERALS CORPORATION, as Purchaser

$10,000,000 8.00% Senior Secured Notes

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ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A	-	Definitions

EXHIBITS

Exhibit A	-	Form of Initial Note
Exhibit B	-	[Intentionally Deleted]
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	[Intentionally Deleted]
Exhibit E	-	Form of Guarantor Joinder Agreement

SCHEDULES

Schedule 3.1	-	Existence; Organizational Information
Schedule 3.4	-	Capitalization
Schedule 3.6	-	Litigation
Schedule 5.1	-	Existing Debt
Schedule 5.2	-	Existing Liens
Schedule 5.6	-	Affiliate Transactions
Schedule 10.3	-	Notice Information

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NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT dated as of April 8, 2026 (this “Agreement”), is by and among ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation (the “Issuer”), each Person executing or joining this Agreement as a “Guarantor,” and AMERICAN OCEAN MINERALS CORPORATION, a Delaware corporation (the “Purchaser”).

RECITALS:

WHEREAS, the Issuer has requested to sell to the Purchaser, and the Purchaser has agreed to purchase from the Issuer, upon and subject to the terms and conditions set forth in this Agreement, certain senior secured notes issued by the Issuer in an aggregate principal amount of up to $10,000,000 (a) in respect of proceeds funded pursuant to an Initial Note, only to fund the Issuer’s operating expenses in accordance with the Approved Budget or to fund other operating expenses and fees of the Issuer not set out on the Approved Budget, to the extent agreed to in writing by the Purchaser, and (b) in respect of proceeds funded pursuant to a Pre-Closing Note only, to pay documented Approved Transaction Expenses up to a maximum amount not to exceed $5,000,000 (respectively, the “Permitted Purposes”);

WHEREAS, the Issuer, an subsidiary of the Issuer (“Merger Sub”), and the Purchaser have entered into an Agreement and Plan of Merger, dated as of April 8, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), , pursuant to which Merger Sub will merge with and into the Purchaser, with the Purchaser surviving the merger and becoming a direct, wholly owned subsidiary of the Issuer (the “Merger”);

WHEREAS, the Guarantors are Subsidiaries of the Issuer and are each willing to guaranty all of the Obligations; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Issuer, the Guarantors and the Purchaser agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms.

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms on Annex A to this Agreement.

Section 1.2 Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP consistently applied.

Section 1.3 Other Definitional Provisions and References.

(a) The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) References herein to any Article, Section, Annex, Exhibit or Schedule shall be to an Article, Section, Annex, Exhibit or Schedule, as the case may be, of this Agreement unless otherwise specifically provided.

(c) The term “including” shall mean “including, without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding.”

(e) References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

ARTICLE 2

NOTES

Section 2.1 Notes.

(a) Authorization of the Pre-Closing Notes.

At the Purchaser’s option, from time to time on any Business Day prior to the Closing Date, the Purchaser may purchase from the Issuer Senior Secured Notes (as amended, restated, supplemented or otherwise modified from time to time, together with any notes issued in exchange therefor or replacement thereof pursuant to this Agreement, the “Pre-Closing Notes”), provided that the aggregate principal amount under all such Pre-Closing Notes shall not exceed $5,000,000 (the “Pre-Closing Limit”). Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Issuer agrees to issue and sell Pre-Closing Notes to the Purchaser from time to time on any Business Day prior to the Closing Date (but, in any event, not more than twice per calendar month), for a purchase price equal to 100% of the principal amount of each such Pre-Closing Note. The Pre-Closing Notes shall be substantially in the form set forth in Exhibit A. Without limiting the Purchaser’s discretion in determining whether to fund any Pre-Closing Note, each of the conditions specified in Section 6.3 applicable to a purchase and sale of Pre-Closing Notes shall have been satisfied on or prior to the date of the issuance of such Pre-Closing Notes. For avoidance of doubt, the Issuer’s liability under all Pre-Closing Notes shall be absolute and unconditional on issuance thereof, regardless of whether or not the Closing Date occurs.

(b) Purchase, Sale and Issuance of Pre-Closing Notes.

The Issuer shall deliver to the Purchaser a Pre-Closing Draw Request with respect to each proposed Pre-Closing Note issuance, such Pre-Closing Draw Request to be delivered no later than 1 p.m. (New York time) on the third (3rd) Business Day prior to the applicable Draw Date (or such shorter notice period as the Purchaser may agree). Once given, a Pre-Closing Draw Request shall be irrevocable and the Issuer shall be bound thereby.

(c) Authorization of the Initial Notes.

The Issuer has authorized the issuance and sale of its Senior Secured Notes in the aggregate original principal amount of $5,000,000 (as amended, restated, supplemented or otherwise modified from time to time, together with any notes issued in exchange therefor or replacement thereof pursuant to this Agreement, the “Initial Notes”), to be paid in accordance with Section 2.1(b). The Initial Notes shall be substantially in the form of Exhibit A attached hereto.

(d) Purchase, Sale and Issuance of Initial Notes.

On the Closing Date, the Issuer will issue and sell to the Purchaser, and, subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Purchaser agrees to purchase from the Issuer, the Initial Notes for a purchase price equal to 100% of the initial principal amount thereof, provided that the purchase price shall be paid by the Purchaser to the Issuer in accordance with the following payment schedule:

Date	Advance	Cumulative Advance
Closing Date	$1,500,000	$1,500,000
First Business Day of the month immediately following the Closing Date	$1,000,000	$2,500,000
First Business Day of the second month immediately following the Closing Date	$1,000,000	$3,500,000
First Business Day of the third month immediately following the Closing Date	$1,000,000	$4,5000,000
First Business Day of the fourth month immediately following the Closing Date	$500,000	$5,000,000

If (i) on or prior to the Closing Date, the Issuer shall fail to tender such Initial Notes to the Purchaser as provided herein, or any of the conditions specified in Section 6.1 shall not have been fulfilled to the Purchaser’s reasonable satisfaction, the Purchaser shall, at its election, be relieved of all obligations to purchase such Initial Notes under this Agreement, without thereby waiving any rights the Purchaser may have by reason of such failure or such nonfulfillment, and (ii) on or prior to any subsequent advance date as set forth in this Section 2.1(b), any of the conditions specified in Section 6.2 shall not have been fulfilled to the Purchaser’s reasonable satisfaction, the Purchaser shall, at its election, be relieved of all further obligations to purchase such Initial Notes under this Agreement, without thereby waiving any rights the Purchaser may have by reason of such failure or such nonfulfillment.

(e) [Intentionally Deleted]

Section 2.2 Optional Prepayments of Notes.

The Issuer may from time to time, at its sole option and election, with at least three (3) Business Days prior written notice to the Purchaser, prepay any Notes in whole or in part without premium or penalty; provided that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $50,000.

Section 2.3 Required Repayment at Maturity Date.

The entire outstanding principal amount of the Notes, together with all accrued and unpaid interest thereon and all other amounts owing under this Agreement, shall become due and payable in cash on the Maturity Date (or, if earlier, as otherwise provided in this Agreement or the Notes).

Section 2.4 Mandatory Prepayment on Merger Closing.

Immediately upon the consummation of the Merger, the entire outstanding principal amount of the Notes, together with all accrued and unpaid interest thereon and all other Obligations, shall become immediately due and payable; provided that the Purchaser acknowledges that (i) upon consummation of the Merger, the Notes will become an intercompany obligation and (ii) the Purchaser and the Issuer may agree to cancel, contribute or otherwise satisfy the Notes in connection with the post-Merger integration, and nothing herein shall require a cash payment to the extent the parties agree to an alternative disposition of the Notes in connection with such integration.

Section 2.5 Interest and Calculations.

(a) Interest Rate.

Interest on the outstanding principal amount of each Note (including any Capitalized Interest that has been added to the principal amount thereof pursuant to Section 2.5(b)) shall accrue at a per annum rate equal to 8.00% (the “Interest Rate”), payable quarterly in accordance with Section 2.5(b).

(b) Compounding; Payment at Maturity.

(i) On the last day of each calendar quarter (each such date, an “Interest Payment Date”), all accrued and unpaid interest on each outstanding Note shall be capitalized and added to the outstanding principal amount of such Note (“Capitalized Interest”). Capitalized Interest shall be added to the outstanding principal amount of the applicable Note on the applicable Interest Payment Date and shall thereafter bear interest at the Interest Rate. All Capitalized Interest shall for all purposes of the Notes and this Agreement constitute outstanding principal on the applicable Note, provided that Capitalized Interest shall not be considered in calculating the Pre-Closing Limit.

(ii) The entire outstanding principal amount of the Notes (including all Capitalized Interest), together with all accrued and unpaid interest thereon and all other amounts owing under this Agreement, shall be due and payable in cash on the Maturity Date.

(iii) Notwithstanding the foregoing, all accrued and unpaid interest on each Note (including any Capitalized Interest and any interest accrued at the Default Rate) shall be due and payable entirely and exclusively in cash (A) upon any optional prepayment with respect to such Note pursuant to Section 2.2 (to the extent accrued on the principal amount being so prepaid), (B) upon any mandatory prepayment pursuant to Section 2.4, and (C) on the Maturity Date (or such earlier date on which such Note becomes due and payable pursuant to the terms hereof, whether by acceleration or otherwise).

(c) Computation of Interest.

All interest under this Agreement shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

(d) Maximum Lawful Rate.

In no event shall the interest charged with respect to any Note or any other Obligation exceed the maximum amount permitted under applicable Law.

Section 2.6 Provisions Regarding Payment.

All payments to be made by the Credit Parties under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without setoff or counterclaim and shall be made to the Purchaser by wire transfer of immediately available funds to the account set forth on Section 10.3. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Incorporation of Merger Agreement Representations.

The Issuer hereby makes to the Purchaser, as of the Closing Date and as of each Draw Date, each of the representations and warranties of Omega set forth in Article III of the Merger Agreement (as qualified by the Omega Disclosure Schedule delivered in connection therewith), which representations and warranties are hereby incorporated by reference as if set forth in full herein, mutatis mutandis (with references to “Omega” deemed to refer to the “Issuer,” references to “Alpha” deemed to refer to the “Purchaser,” and references to “this Agreement” in such representations deemed to refer to both the Merger Agreement and this Agreement, as the context requires). Notwithstanding the foregoing, for purposes of this Agreement: (a) each such representation and warranty shall be deemed made as of the Closing Date and as of each Draw Date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be deemed made as of such earlier date), and (b) each reference to “Material Adverse Effect” in such representations and warranties shall have the meaning ascribed thereto in the Merger Agreement.

Section 3.2 Additional Representations and Warranties.

In addition to the representations and warranties incorporated by reference pursuant to Section 3.1, the Issuer represents and warrants to the Purchaser that the statements contained in this Section 3.2 through Section 3.11 are true and correct as of the Closing Date and will be true and correct as of each Draw Date (except to the extent any such representation and warranty expressly relates to an earlier date):

Section 3.3 Binding Effect.

This Agreement has been, and each other Financing Document when delivered hereunder will have been, duly executed and delivered by each Credit Party that is a party thereto. This Agreement is, and each other Financing Document when delivered hereunder will be, the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.4 No Default.

No Default or Event of Default has occurred and is continuing.

Section 3.5 [Intentionally Deleted]

Section 3.6 Collateral.

(a) The Collateral Documents create valid Liens on the Collateral in favor of the Purchaser, subject only to Permitted Liens. Upon the filing of the applicable UCC financing statements and the taking of any other actions required by the Collateral Documents, such Liens will constitute perfected first-priority Liens on the Collateral, subject only to Permitted Liens.

(b) No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except (i) those filed in favor of the Purchaser pursuant to this Agreement or the Collateral Documents and (ii) those relating to Permitted Liens.

(c) The Issuer is the legal and beneficial owner of the Collateral to be pledged by it, free and clear of any Lien, other than Permitted Liens.

(d) Within ten (10) days of the Closing Date, the Issuer shall have properly delivered or caused to be delivered to the Purchaser all Collateral that requires perfection of the Liens and security interests created under the Collateral Documents by possession.

Section 3.7 Existing Debt; No Restrictive Agreements.

(a) Schedule 5.1 sets forth a true and complete list of all Debt of the Issuer and its Subsidiaries as of the Closing Date (other than the Notes). No Credit Party is in default under any agreement, instrument or document evidencing any such Debt.

(b) No Credit Party is a party to any agreement, instrument or document that restricts the ability of any Credit Party to grant Liens to secure the Obligations or to guaranty the Obligations.

Section 3.8 Approved Budget.

The Approved Budget delivered to the Purchaser on or prior to the Closing Date was prepared in good faith and represents the Issuer’s reasonable estimate, as of the date of preparation, of the Issuer’s projected operating expenses, working capital needs and Transaction Expenses through the Outside Date.

Section 3.9 Use of Proceeds.

The proceeds of the Notes will be used solely for the Permitted Purposes in respect of such Notes; provided, however, that in no circumstance may the proceeds of any of the Initial Notes be used to pay Transaction Expenses.

Section 3.10 Private Offering.

Neither the Issuer nor any Person authorized to act on its behalf has, directly or indirectly, offered or sold or solicited any offer to buy any Note or any similar securities from any Person other than the Purchaser. No form of general solicitation or general advertising was used by the Issuer in connection with the offer or sale of such Notes.

Section 3.11 Disclosure.

All disclosure provided to the Purchaser regarding the Issuer and its Subsidiaries, their businesses and the transactions contemplated hereby, furnished by or on behalf of the Issuer or any of its Subsidiaries, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 4

AFFIRMATIVE COVENANTS

The Credit Parties agree that until the Payment in Full:

Section 4.1 SEC Reporting.

(a) The Issuer shall remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and shall timely file (within any applicable grace period, including any permitted extension pursuant to Rule 12b-25 under the Exchange Act) all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all other reports, proxy statements and other materials required to be filed with the SEC.

(b) The Issuer’s filing of such documents via the SEC’s EDGAR system shall satisfy its obligation to deliver copies to the Purchaser hereunder.

Section 4.2 Compliance Certificate.

(a) Together with each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q filed by the Issuer with the SEC, the Issuer shall deliver to the Purchaser a Compliance Certificate, substantially in the form of Exhibit C, duly executed by a Responsible Officer of the Issuer, certifying that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, specifying the nature thereof and the actions being taken to cure the same).

(b) Within fifteen (15) days after the end of each calendar month, the Issuer shall deliver to the Purchaser a report, certified by a Responsible Officer of the Issuer, setting forth in reasonable detail: (a) the actual aggregate expenditures of the Issuer and its Subsidiaries for such calendar month, compared on a line-item basis to the corresponding amounts set forth in the Approved Budget for such month; (b) the aggregate expenditures of the Issuer and its Subsidiaries on a cumulative basis from the Closing Date through the end of such calendar month, compared to the corresponding cumulative amounts set forth in the Approved Budget; (c) an explanation of any material variances from the Approved Budget; and (d) the Issuer’s good faith estimate of projected expenditures for the immediately following calendar month.

Section 4.3 Notices.

The Issuer shall promptly give written notice to the Purchaser of:

(a) the occurrence of any Default or Event of Default;

(b) any material litigation, investigation or proceeding affecting the Issuer or any Subsidiary;

(c) any Material Adverse Effect;

(d) any event or development that would reasonably be expected to result in the termination of the Merger Agreement; and

(e) any material change in the status of any mining concession, exploration license or environmental permit held by the Issuer or any Subsidiary.

Section 4.4 Maintenance of Existence.

Each Credit Party shall, and shall cause each Subsidiary to, maintain its existence, rights and privileges under the Laws of its jurisdiction of organization, and maintain its qualification and good standing in each jurisdiction in which failure to maintain such qualification could reasonably be expected to have a Material Adverse Effect.

Section 4.5 Payment of Obligations.

Each Credit Party shall, and shall cause each Subsidiary to, pay and discharge all of its material obligations and liabilities as they become due, including all tax liabilities, except where contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

Section 4.6 Maintenance of Properties; Insurance.

Each Credit Party shall, and shall cause each Subsidiary to, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance with responsible and reputable insurance companies in such amounts and covering such risks as is consistent with sound business practice. The Issuer shall cause the Purchaser to be named as loss payee and/or additional insured, as applicable, on all property, casualty and liability insurance policies maintained by the Issuer and the Guarantors with respect to the Collateral, pursuant to endorsements in form and substance reasonably satisfactory to the Purchaser.

Section 4.7 Compliance with Laws.

Each Credit Party shall, and shall cause each Subsidiary to, comply with all applicable Laws (including Environmental Laws and Anti-Terrorism Laws), except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

Section 4.8 Use of Proceeds.

The Issuer shall use the proceeds of the Notes solely for the Permitted Purposes in respect of such Notes; provided that the Issuer may reallocate amounts among line items in the Approved Budget so long as the aggregate expenditures for any calendar month do not exceed 110% of the aggregate budgeted amount for such month without the prior written consent of the Purchaser. Without limiting the foregoing, the Issuer shall not use the proceeds of the Notes for (a) capital expenditures exceeding $5,000 in the aggregate (other than for equipment required for information technology and cybersecurity), (b) loans to or investments in third parties other than pursuant to services agreements pursuant to which the Issuer provides services to any such third party or (c) with respects to proceeds of the Initial Notes only, any Transaction Expenses. If the aggregate budgeted amount for any calendar month exceeds the Issuer’s aggregate actual expenditures for such calendar month, the amount of the surplus shall be available for expenditure by the Issuer in future calendar months for the Permitted Purposes, subject to the restrictions set forth in the preceding sentence and elsewhere in this Agreement.

Section 4.9 Further Assurances; New Subsidiaries.

(a) Each Credit Party will, and will cause each Subsidiary, at their own cost and expense, to promptly take all such further actions as may from time to time be necessary or as the Purchaser may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents.

(b) In the event any Credit Party or any Subsidiary shall acquire or form any new Subsidiary after the Closing Date, the Issuer will cause such new Subsidiary, within thirty (30) days of such acquisition or formation, to execute a Guarantor Joinder Agreement (substantially in the form of Exhibit E) and deliver such other documents as the Purchaser shall have reasonably requested.

Section 4.10 Filing of Form S-4.

The Issuer (or Omega, as applicable) shall use its commercially reasonable efforts to file the Form S-4 with the SEC in connection with the Merger no later than June 1, 2026.

Section 4.11 Merger Status Reporting.

The Issuer shall, promptly following the occurrence thereof, notify the Purchaser of (a) any amendment, waiver or modification of the Merger Agreement, (b) the filing of the Form S-4 with the SEC and any amendments thereto, (c) any comments received from the SEC with respect to the Form S-4, and (d) the scheduling, postponement or adjournment of any stockholder meeting in connection with the Merger.

Section 4.12 Books and Records; Inspection.

Each Credit Party shall, and shall cause each Subsidiary to, maintain proper books of account and records. The Issuer shall permit the Purchaser, upon reasonable prior notice during normal business hours, to visit and inspect its properties, examine its books and records and discuss its affairs, finances and condition with its officers and independent accountants; provided that such access shall not unreasonably interfere with the Issuer’s business operations.

Section 4.13 Listing Maintenance.

The Issuer shall maintain the Common Stock’s listing or authorization for quotation on the Principal Market or another Eligible Market. Neither the Issuer nor any of its Subsidiaries shall take any action which would reasonably be expected to result in the delisting or suspension of the Common Stock on an Eligible Market. The Issuer shall pay all fees and expenses in connection with satisfying its obligations under this Section 4.13.

Section 4.14 Form 8-K.

Promptly following the Closing Date (and in any event within four (4) Business Days), the Issuer shall file a Current Report on Form 8-K with the SEC describing all material terms of the transactions contemplated by the Financing Documents, in form reasonably acceptable to the Purchaser (the “8-K Filing”).

Section 4.15 Disclosure.

From and after the filing of the 8-K Filing, the Issuer shall use commercially reasonable efforts to ensure that the Purchaser shall not be in possession of any material, non-public information concerning the Issuer or any of its Subsidiaries that was provided by the Issuer or any of its Subsidiaries or any of their respective officers, directors, employees, agents or representatives, other than information that is subject to a separate confidentiality agreement between the parties.

ARTICLE 5

NEGATIVE COVENANTS

The Credit Parties agree that until the Payment in Full:

Section 5.1 Debt.

No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for:

(a) Debt constituting Obligations;

(b) Debt outstanding on the Closing Date and set forth on Schedule 5.1; provided that such Debt is not increased in principal amount after the Closing Date;

(c) intercompany Debt from any Subsidiary to the Issuer or from any Subsidiary to another Subsidiary; provided that any such Debt owed by a Credit Party to a non-Guarantor Subsidiary shall be postponed and subordinated to the repayment in full of the Obligations pursuant to the terms of a written subordination agreement in form and substance reasonably satisfactory to the Purchaser;

(d) trade payables and accrued liabilities incurred in the Ordinary Course of Business and not past due;

(e) the sale-leaseback financing obligations existing as of the Closing Date as described in the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025; and

(f) other unsecured Debt not to exceed $250,000 in the aggregate at any time outstanding.

Section 5.2 Liens.

No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens created under the Collateral Documents in favor of the Purchaser;

(b) Liens existing on the Closing Date and set forth on Schedule 5.2;

(c) Liens for taxes, assessments or other governmental charges not yet due or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(d) statutory Liens such as landlords’, carriers’, warehousemen’s, mechanics’ and materialmen’s Liens arising in the Ordinary Course of Business and securing sums not yet delinquent;

(e) Liens incurred in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

(f) easements, rights-of-way, restrictions and other similar encumbrances on real property that do not materially interfere with the ordinary conduct of the business of the applicable Credit Party or Subsidiary; and

(g) other Liens securing obligations not to exceed $100,000.

Section 5.3 Restricted Payments.

No Credit Party will, or will permit any Subsidiary to, directly or indirectly:

(a) declare or pay any dividend or make any distribution on any Capital Stock of the Issuer (other than dividends payable solely in Capital Stock of the Issuer);

(b) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Issuer; or

(c) make any other payment or distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Issuer;

except for: (i) Restricted Payments by any Subsidiary to the Issuer or to another Subsidiary, and (ii) Restricted Payments by the Issuer solely to fund tax liabilities of the Issuer and its Subsidiaries, in an aggregate amount not to exceed $50,000 in any fiscal year.

Section 5.4 Mergers, Consolidations and Sales of Assets.

No Credit Party will, or will permit any Subsidiary to, directly or indirectly:

(a) consolidate or merge with or into any other Person, except (i) mergers of any Subsidiary with and into the Issuer or another Credit Party (with the Issuer or such other Credit Party being the surviving entity), (ii) mergers of any non-Credit-Party Subsidiary with and into another non-Credit-Party Subsidiary, and (iii) the Merger; or

(b) sell, transfer, lease or otherwise dispose of all or substantially all of its assets, or any material portion thereof.

Section 5.5 Investments and Acquisitions.

No Credit Party will, or will permit any Subsidiary to, directly or indirectly, make or hold any Investment, except for:

(a) Investments existing on the Closing Date (including the Issuer’s existing investments in CIC Limited, Ocean Minerals LLC, Bismarck Mining Corporation (PNG) Limited and the Phosagmex joint venture);

(b) Cash Equivalents; and

(c) Investments by any Credit Party in any other Credit Party.

(d) [Intentionally Deleted]

(e) [Intentionally Deleted]

For the avoidance of doubt, no Credit Party shall acquire all or substantially all of the assets or Capital Stock of any other Person without the prior written consent of the Purchaser.

Section 5.6 Transactions with Affiliates.

No Credit Party will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Credit Party, except (a) transactions in the Ordinary Course of Business and on terms no less favorable to such Credit Party or Subsidiary than would be obtained in a comparable arm’s-length transaction, (b) transactions among Credit Parties, (c) reasonable compensation and indemnification of officers and directors, (d) the Merger and the transactions contemplated by the Merger Agreement and the Financing Documents, and (e) transactions set forth on Schedule 5.6 as existing on the Closing Date.

Section 5.7 Line of Business.

No Credit Party will, or will permit any Subsidiary to, engage to any material extent in any line of business other than the businesses in which the Issuer and its Subsidiaries are engaged as of the Closing Date and activities reasonably incidental or related thereto.

Section 5.8 Anti-Terrorism.

No Credit Party will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any agreements with any Person listed on the OFAC Lists or otherwise violate any Anti-Terrorism Laws or Sanctions.

Section 5.9 Restrictions on Odyssey Minerals Cayman Limited.

The Issuer shall cause Odyssey Minerals Cayman Limited (“OMCL”) not to (a) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of all or substantially all of its assets or any equity interests issued by any of its Subsidiaries, or liquidate or dissolve, (b) engage to any material extent in any business other than the businesses in which it is engaged as of the Closing Date (or activities directly ancillary thereto), or (c) engage in any activity other than holding equity interests in Ocean Minerals LLC, a Cayman Islands limited liability company, or acquire any assets (other than cash and Cash Equivalents) or incur any liabilities other than liabilities incidental to its ownership of such equity interests.

Section 5.10 Restrictive Agreements.

No Credit Party will, or will permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock or to make or repay loans or advances or other payments to the Issuer or any other Credit Party, (b) the ability of any Subsidiary to make loans or advances to the Issuer or any other Credit Party, or (c) the ability of any Subsidiary to transfer any of its assets to the Issuer or any other Credit Party; except in each case for restrictions or conditions imposed by (i) applicable Law, (ii) this Agreement and the other Financing Documents, (iii) the Merger Agreement, or (iv) any agreement or instrument in effect on the Closing Date and set forth on Schedule 5.1.

Section 5.11 Amendments to Organizational Documents..

No Credit Party will, or will permit any Subsidiary to, amend, restate, supplement or otherwise modify its organizational documents in a manner adverse to Purchaser in its capacity as such without the prior written consent of the Purchaser.

Section 5.12 Anti-Layering.

No Credit Party will, or will permit any Subsidiary to, directly or indirectly, incur or suffer to exist any Debt that is contractually subordinated in right of payment to any other Debt of such Credit Party unless such Debt is also contractually subordinated in right of payment to the Obligations on terms at least as favorable to the Purchaser as those contained in the subordination of such Debt to such other Debt. For the avoidance of doubt, unsecured Debt shall not be deemed to be contractually subordinated in right of payment to secured Debt solely by virtue of being unsecured.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.1 Conditions to Closing.

The obligation of the Purchaser to purchase the Initial Notes on the Closing Date is subject to the satisfaction or waiver by the Purchaser of each of the following conditions:

(a) Financing Documents. The Purchaser shall have received duly executed counterparts of this Agreement, each Note and each other Financing Document (including the Collateral Documents and the Guaranty), each in form and substance satisfactory to the Purchaser.

(b) Organizational Documents. The Purchaser shall have received:

(i) certified copies of the articles of incorporation, certificate of formation, or other comparable organizational document of the Issuer and each Guarantor, as filed with the applicable Governmental Authority in the jurisdiction of organization of such Person, together with all amendments thereto, certified as of a recent date by such Governmental Authority;

(ii) a copy of the bylaws, operating agreement, or other comparable governing document of the Issuer and each Guarantor, together with all amendments thereto, certified as of the Closing Date by the Secretary or an Assistant Secretary (or equivalent officer) of such Person; and

(iii) certificates of good standing (or the equivalent) for the Issuer and each Guarantor from the Secretary of State (or equivalent office) of (A) the jurisdiction of organization of such Person and (B) each other jurisdiction in which such Person is qualified to do business as a foreign entity, in each case dated not more than thirty (30) days prior to the Closing Date.

(c) The Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Issuer and each Guarantor, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, certifying:

(i) the name and true signature of each officer of such Person authorized to sign the Financing Documents to which such Person is a party and the other documents to be delivered by such Person hereunder (on which certificate the Purchaser may conclusively rely until a revised certificate is delivered to the Purchaser pursuant to a subsequent Financing Document or other written notice);

(ii) that attached thereto are true, correct and complete copies of the resolutions duly adopted by the board of directors (or equivalent governing body) of such Person authorizing the execution, delivery and performance of the Financing Documents to which such Person is a party and the consummation of the transactions contemplated thereby, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date;

(iii) that attached thereto are true, correct and complete copies of the organizational documents of such Person as in effect on the Closing Date; and

(iv) that no proceeding for the dissolution or liquidation of such Person or, to such officer’s knowledge, threatening the existence of such Person, has been commenced.

(d) Officer’s Certificate. The Purchaser shall have received a certificate of a Responsible Officer of the Issuer, dated the Closing Date, certifying (i) that the representations and warranties set forth in Article 3 are true and correct in all material respects as of the Closing Date, (ii) that no Default or Event of Default has occurred and is continuing, and (iii) attaching the resolutions of the Board of Directors of the Issuer (and each Guarantor) authorizing the execution, delivery and performance of the Financing Documents.

(e) Legal Opinion. The Purchaser shall have received an opinion of counsel to the Issuer, in form and substance reasonably satisfactory to the Purchaser, covering such matters as the Purchaser may reasonably request.

(f) Collateral Documents. The Purchaser shall have received a duly executed Security and Pledge Agreement creating a valid and perfected first-priority Lien on the Collateral (other than the Excluded Assets), together with all UCC financing statements, control agreements and other documents required to perfect the Purchaser’s Lien on the Collateral.

(g) No Existing Liens. The Purchaser shall have received (i) lien search results confirming that no Liens exist on the assets of the Issuer or any Guarantor other than Permitted Liens, and (ii) evidence satisfactory to the Purchaser that all Liens previously securing the March 2023 Notes and Warrant Purchase Agreement and the December 2023 Notes and Warrant Purchase Agreement have been released and that UCC-3 termination statements have been filed with respect to all such Liens.

(h) Merger Agreement. The Purchaser shall have received a true, correct and complete copy of the Merger Agreement, and the Merger Agreement shall be in full force and effect.

(i) Approved Budget. The Purchaser shall have received the Approved Budget, in form and substance satisfactory to the Purchaser.

(j) Fees and Expenses. All fees, costs and expenses due and payable to the Purchaser on or before the Closing Date, including reasonable attorneys’ fees and expenses, shall have been paid.

(k) CIC Agreements. The Issuer shall have duly signed and delivered all of the CIC Agreements (as such term is defined in the Merger Agreement) to which it is a party.

(l) Non-Core Asset Transaction. The Issuer shall have duly signed and delivered a binding term sheet with respect to the Non-Core Asset Transaction (as defined in the Merger Agreement) that is consented to by Poplar Falls LLC and provides for sufficient funding for the Non-Core Asset Transaction, in each case, as determined by the Purchaser, acting reasonably.

Section 6.2 Conditions to Subsequent Draws under Initial Notes.

The obligation of the Purchaser to make subsequent advances under the Initial Notes pursuant to Section 2.1(b) is subject to the satisfaction or waiver by the Purchaser of each of the following conditions:

(a) Approved Budget. The Purchaser shall have received evidence in form and substance satisfactory to the Purchaser that proceeds of the Initial Note have been used in accordance with the Approved Budget, and that proceeds of such subsequent advance shall be used in accordance with operational costs and expenses as set forth in the Approved Budget, in form and substance satisfactory to the Purchaser.

(b) Representations and Warranties. The representations and warranties of the Credit Parties set forth in Article 3 shall be true and correct in all material respects as of the date of such subsequent advance (except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(c) No Default. No Default or Event of Default shall have occurred and be continuing as of the date of such subsequent advance, or would result from the issuance of such subsequent advance.

(d) Fees and Expenses. All fees, costs and expenses due and payable to the Purchaser on or before the date of such subsequent advance under the Initial Notes, including reasonable attorneys’ fees and expenses, shall have been paid.

Section 6.3 Conditions to Each Pre-Closing Note.

Notwithstanding the Purchaser’s discretion in electing to purchase Pre-Closing Notes, the Purchaser shall required the following conditions be satisfied prior to the purchase of any Pre-Closing Note

(a) Pre-Closing Draw Request. The Purchaser shall have received a duly executed Pre-Closing Draw Request in accordance with Section 2.1(b).

(b) Financing Documents. The Purchaser shall have received duly executed copy of such Pre-Closing Note, in form and substance satisfactory to the Purchaser.

(c) Approved Budget Reconciliation. The Purchaser shall have received evidence in form and substance satisfactory to the Purchaser that the amount so requested under the Pre-Closing Draw Request constitutes an Approved Transaction Expense.

(d) Representations and Warranties. The representations and warranties of the Credit Parties set forth in Article 3 shall be true and correct in all material respects as of the date of such Draw Date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(e) No Default. No Default or Event of Default shall have occurred and be continuing as of such Draw Date, or would result from the issuance of such Pre-Closing Notes.

(f) Fees and Expenses. All fees, costs and expenses due and payable to the Purchaser on or before the date of such subsequent advance under Pre-Closing Note, including reasonable attorneys’ fees and expenses, shall have been paid or included as principal under such Pre-Closing Note.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.1 Events of Default.

Each of the following events shall constitute an “Event of Default”:

(a) Payment Default. Any Credit Party shall fail to pay when due any principal, interest, fee or other amount under any Financing Document and, in the case of any such amount other than principal, such failure continues for three (3) consecutive Business Days.

(b) Covenant Default (Immediate). Any Credit Party shall fail to observe or perform any covenant contained in Section 4.1 (SEC Reporting), Section 4.8 (Use of Proceeds), or Article 5 (Negative Covenants).

(c) Covenant Default (with Cure Period). Any Credit Party shall fail to observe or perform any other covenant contained in this Agreement or in any other Financing Document (other than those specified in Section 7.1(a) or Section 7.1(b)) and such failure is not remedied or waived within thirty (30) days after the earlier of (i) receipt by the Issuer of written notice from the Purchaser of such failure or (ii) actual knowledge of a Responsible Officer of a Credit Party of such failure.

(d) Representation Default. Any representation, warranty, certification or statement made by any Credit Party in any Financing Document or in any certificate or other document delivered pursuant to any Financing Document is incorrect in any material respect when made or deemed made.

(e) Cross-Default. Any Credit Party shall fail to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Obligations), or any breach, default or event with respect to any Debt (other than the Obligations) shall occur, if the effect of such failure or occurrence is to cause or to permit the holder or holders of such Debt to cause Debt having an aggregate principal amount in excess of $250,000 to become or be declared immediately due and payable.

(f) Bankruptcy. Any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar Law, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due.

(g) Involuntary Bankruptcy. An involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar Law, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days.

(h) Judgments. One or more judgments, orders, decrees or arbitration awards for the payment of money aggregating in excess of $250,000 (net of amounts covered by insurance as to which the relevant insurance company has not disclaimed coverage) shall be rendered against any Credit Party and either (i) enforcement proceedings shall have been commenced or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement shall not be in effect.

(i) Collateral Documents. Any material provision of any Collateral Document shall for any reason cease to be valid, binding and enforceable, or the Purchaser’s Lien on any material portion of the Collateral shall cease to be a valid and perfected first-priority Lien (subject to Permitted Liens), or any Credit Party shall so assert.

(j) Change of Control. A “Change of Control” shall occur (other than as a result of the consummation of the Merger in accordance with the Merger Agreement).

(k) Liquidation. Any Credit Party shall liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), other than in connection with a merger or consolidation permitted under Section 5.4.

Section 7.2 Acceleration.

Upon the occurrence and during the continuance of an Event of Default, the Purchaser may by notice to the Issuer declare all or any portion of the Obligations to be, and such Obligations shall thereupon become, immediately due and payable, with accrued interest thereon and all other amounts owing hereunder or under any other Financing Document, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer; provided that in the case of any Event of Default specified in Section 7.1(f), Section 7.1(g) or Section 7.1(k) above, all of the Obligations shall become immediately due and payable automatically without any notice or other act by the Purchaser.

Section 7.3 Default Rate of Interest.

After the occurrence of an Event of Default and for so long as it continues, the Notes shall bear interest on the entire unpaid principal amount of the Notes at a rate of interest equal to three percent (3.00%) per annum over the Interest Rate then in effect (the “Default Rate”), and such default rate of interest shall be payable on demand.

Section 7.4 Setoff Rights.

During the continuance of any Event of Default, the Purchaser is hereby authorized by the Credit Parties at any time or from time to time, with prompt subsequent notice to the Issuer, to set off and to appropriate and to apply any and all property at any time held or owing by the Purchaser to or for the credit or for the account of any Credit Party, against and on account of any of the Obligations.

Section 7.5 Application of Proceeds.

After the exercise of remedies provided for in this Article 7 (or after the Obligations have automatically become immediately due and payable pursuant to Section 7.2), any amounts received by the Purchaser on account of the Obligations shall be applied in the following order:

First, to payment of all costs and expenses of the Purchaser incurred in connection with the enforcement of this Agreement and the other Financing Documents, including reasonable attorneys’ fees and expenses and all amounts payable under Article 9;

Second, to payment of all accrued and unpaid interest on the Notes (including interest accruing at the Default Rate);

Third, to payment of the outstanding principal amount of the Notes;

Fourth, to payment of all other Obligations that are due and payable; and

Fifth, the balance, if any, to the Issuer or as otherwise required by Law.

ARTICLE 8

GUARANTY

Section 8.1 The Guaranty.

Each Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to the Purchaser, the prompt and complete payment and performance when due (whether at stated maturity, by acceleration, demand or otherwise) of all Obligations. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that the Purchaser first attempt to collect any of the Obligations from the Issuer or resort to any Collateral or other means of obtaining their payment.

Section 8.2 Obligations Unconditional.

The obligations of each Guarantor under this Article 8 shall be unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Obligations, this Agreement, the Notes or any other Financing Document, or any substitution, release, impairment or exchange of any Collateral for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Section 8.3 Reinstatement.

The obligations of each Guarantor under this Article 8 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Issuer is rescinded or must be otherwise restored by the Purchaser, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 8.4 Waiver.

Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty, and any requirement that the Purchaser protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against the Issuer, any Guarantor or any other Person or any Collateral.

Section 8.5 Guarantor Parties.

The initial Guarantors on the Closing Date shall be:

(a) Odyssey Minerals Cayman Limited, a Cayman Islands exempted company (confirmed holder of equity interests in Ocean Minerals, LLC);

(b) Odyssey OML Holdings Limited, a Cayman Islands exempted company (confirmed holder of equity interests in Ocean Minerals, LLC);

(c) Odyssey Marine Minerals, LLC, a Nevada limited liability company (holder of equity interests in CIC Limited);

(d) Marine Exploration Holdings, LLC, a Nevada limited liability company (holder of equity interests in Oceanica Resources Mexico, S. De R.L. De C.V. (“ORM”));

Each additional Subsidiary that is required to become a Guarantor after the Closing Date pursuant to Section 4.9(b) shall execute and deliver a Guarantor Joinder Agreement substantially in the form of Exhibit E.

ARTICLE 9

EXPENSES AND INDEMNITY

Section 9.1 Expenses.

The Issuer shall pay all reasonable and documented out-of-pocket costs and expenses of the Purchaser in connection with the enforcement or protection of any rights in connection with this Agreement and the other Financing Documents, including reasonable attorneys’ fees and expenses.

Section 9.2 Indemnity.

The Issuer shall indemnify and hold harmless the Purchaser and its Affiliates, and their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and expenses) that may be incurred by or asserted against any Indemnified Party arising out of, relating to or in connection with (a) the execution, delivery, enforcement or performance of this Agreement or the other Financing Documents, (b) the Notes or the use of the proceeds thereof, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, except to the extent such claims, damages, losses, liabilities or expenses are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Survival.

All representations, warranties, covenants and agreements made in this Agreement shall survive the execution and delivery hereof and the making of the Notes hereunder.

Section 10.2 No Waivers; Remedies Cumulative.

No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Purchaser provided herein and in the other Financing Documents are cumulative and not exclusive of any rights or remedies provided by Law.

Section 10.3 Notices.

All notices and other communications hereunder shall be in writing and shall be sent to the addresses set forth on Schedule 10.3 (or to such other address as any party may designate by notice to the other parties). All notices shall be deemed given upon the earliest of (a) delivery in person, (b) one (1) Business Day after deposit with an overnight courier service, or (c) when sent by email (with confirmation of receipt).

Section 10.4 Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

Section 10.5 Amendments and Waivers.

No provision of this Agreement may be amended, modified, supplemented or waived except by a written instrument signed by the Issuer and the Purchaser.

Section 10.6 Assignments.

(a) The Issuer may not assign or transfer any of its rights or obligations under this Agreement or under any of the Notes without the prior written consent of the Purchaser.

(b) The Purchaser may assign or transfer all or any portion of its rights and obligations under this Agreement or any Note to any Affiliate of the Purchaser or Omega without the consent of the Issuer. Any other assignment by the Purchaser shall require the prior written consent of the Issuer (not to be unreasonably withheld); provided that no consent of the Issuer shall be required during the continuance of an Event of Default.

Section 10.7 Confidentiality.

The Purchaser agrees to maintain the confidentiality of any non-public information received by it from the Issuer in connection with this Agreement; provided that nothing herein shall prevent the Purchaser from disclosing any such information (a) to any Affiliate of the Purchaser or Omega, (b) to its officers, directors, employees, agents, advisors and representatives, (c) as required by applicable Law or any Governmental Authority, (d) to any actual or prospective assignee, (e) in connection with the exercise of any right or remedy hereunder, or (f) with the prior written consent of the Issuer.

Section 10.8 GOVERNING LAW.

THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS AND ALL CLAIMS OR CAUSES OF ACTION ARISING THEREFROM OR RELATED THERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10.9 SUBMISSION TO JURISDICTION.

EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT.

Section 10.10 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.11 Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

Section 10.12 Integration.

This Agreement, together with the other Financing Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on such subject matter.

Section 10.13 Payments Set Aside.

To the extent that any payment by or on behalf of the Issuer or any Guarantor is made to the Purchaser, or the Purchaser exercises any right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Purchaser in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or similar Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 10.14 Waiver of Consequential and Other Damages.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY HERETO SHALL ASSERT, AND EACH PARTY HERETO HEREBY WAIVES, ANY CLAIM AGAINST ANY OTHER PARTY HERETO ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY NOTE OR THE USE OF THE PROCEEDS THEREOF; PROVIDED THAT NOTHING IN THIS SECTION 10.14 SHALL RELIEVE THE ISSUER OR ANY GUARANTOR OF ANY OBLIGATION TO INDEMNIFY AN INDEMNIFIED PARTY AGAINST SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ASSERTED AGAINST SUCH INDEMNIFIED PARTY BY A THIRD PARTY.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ISSUER:

ODYSSEY MARINE EXPLORATION, INC.

By:
Name:
Title:

GUARANTORS:

ODYSSEY OML HOLDINGS LIMITED

By:
Name:
Title:

ODYSSEY MINERALS CAYMAN LIMITED

By:
Name:
Title:

ODYSSEY MARINE MINERALS, LLC

By:
Name:
Title:

MARINE EXPLORATION HOLDINGS, LLC

By:
Name:
Title:

PURCHASER:

AMERICAN OCEAN MINERALS CORPORATION

By:
Name:
Title:

Signature page – OMEX Note Purchase Agreement

Annex A

Definitions

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Agreement” means this Note Purchase Agreement as it may from time to time be amended, restated, supplemented or otherwise modified.

“Anti-Terrorism Laws” means each of (a) Executive Order No. 13224, (b) the USA PATRIOT Act and (c) any other applicable Laws relating to terrorism, sanctions or money laundering.

“Approved Budget” means the operating budget provided by the Issuer to the Purchaser in April 2026 (as such budget may be updated from time to time with the prior written consent of the Purchaser), setting forth projected operating expenses and Transaction Expenses of the Issuer through the Outside Date, as the same may be updated from time to time with the consent of the Purchaser.

“Approved Transaction Expense” means a documented, out-of-pocket Transaction Expense incurred on or prior to the Closing Date and which corresponds with a Transaction Expenses as set out in the Approved Budget and shall included, without limitation, payments owing by the Issuer to the Purchasers pursuant to Section 9.1 hereof.

“Blocked Person” means any Person (a) listed in the annex to, or otherwise the subject of, Executive Order No. 13224, (b) named on the OFAC Lists, or (c) owned or controlled by, or acting for or on behalf of, any Person described in clause (a) or (b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Capital Lease” means, with respect to any Person, any lease of any property by such Person as lessee that would be classified and accounted for as a capital lease or finance lease on a balance sheet of such Person in accordance with GAAP.

“Capital Stock” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests, limited liability company interests, equity interests or other equivalent equity interests issued by such Person.

“Capitalized Interest” means, with respect to any Note, any accrued and unpaid interest that has been added to the outstanding principal amount of such Note pursuant to Section 2.5(b)(i).

Annex A – Page 1

“Cash Equivalents” means (a) marketable securities issued or directly and unconditionally guaranteed by the United States of America having maturities of not more than one year, (b) commercial paper rated at least A-1 or P-1 having maturities of not more than one year, and (c) certificates of deposit or money market accounts of any commercial bank having combined capital and surplus of not less than $500,000,000.

“Change of Control” means any event as a result of which any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than Omega and its Affiliates, acquires beneficial ownership of more than 50% of the outstanding voting Capital Stock of the Issuer (other than as a result of the Merger).

“Closing Date” means the date on which the conditions set forth in Section 6.1 have been satisfied (or waived by the Purchaser) and the Initial Notes are issued and purchased hereunder.

“Collateral” means all assets and properties that are subject to the Liens created by the Collateral Documents, excluding the Excluded Assets.

“Collateral Documents” means, collectively, the Security and Pledge Agreement, all UCC financing statements, control agreements and all other instruments or documents delivered by any Credit Party to grant to the Purchaser a Lien on any property of any Credit Party as security for the Obligations, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Common Stock” means the common stock, par value $0.0001 per share (or such other par value as may be in effect from time to time), of the Issuer.

“Compliance Certificate” has the meaning set forth in Section 4.2.

“Contingent Obligation” means, as to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person, including any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation.

“Credit Parties” means, collectively, the Issuer and the Guarantors.

“Debt” means, with respect to any Person, without duplication, (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services (other than trade payables in the Ordinary Course of Business), (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all obligations under Capital Leases, (e) all obligations under letters of credit, bankers’ acceptances or similar instruments, (f) all obligations in respect of Disqualified Capital Stock, (g) all obligations secured by Liens on any property of such Person even if such Person has not assumed liability for such obligations, and (h) all Contingent Obligations in respect of the foregoing.

Annex A – Page 2

“Default” means any condition or event that, with the giving of notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning assigned to such term in Section 7.3.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other equity interest into which it is convertible or for which it is redeemable or exchangeable), or upon the occurrence of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Capital Stock), in whole or in part, or (c) is convertible into or exchangeable for Debt or Disqualified Capital Stock, in each case, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date.

“Draw Date” means the date set forth in the Pre-Closing Draw Request.

“Eligible Market” means the Nasdaq Capital Market (or any successor thereto), The New York Stock Exchange, the Nasdaq Global Market or the Nasdaq Global Select Market.

“Environmental Claims” means any claim, action, investigation, notice, demand or assertion of liability by any Governmental Authority or other Person arising under or relating to any Environmental Law.

“Environmental Laws” means all applicable Laws relating to the protection of the environment, natural resources, or human health and safety (as it relates to exposure to Hazardous Materials).

“Event of Default” has the meaning assigned to such term in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (a) all rights, title and interests of the Issuer and its Subsidiaries in, to and under the NAFTA Arbitration Award and any proceeds thereof (including any settlement proceeds), and (b) all rights, title and interests of the Issuer and its Subsidiaries arising under or related to the litigation funding arrangements with Poplar Falls LLC (or its successors and assigns) in respect of the NAFTA Arbitration Award.

“Financing Documents” means, collectively, this Agreement, the Notes, the Collateral Documents, the Guaranty and each other agreement, instrument or document executed and delivered in connection with any of the foregoing, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Form S-4” means the registration statement on Form S-4 to be filed by the Issuer (or Omega, as applicable) with the SEC in connection with the Merger.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

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“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means each Person executing or joining this Agreement as a Guarantor.

“Guaranty” means the guaranty set forth in Article 8.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls or radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance, the exposure to or release of which is prohibited, limited or regulated by any applicable Environmental Law.

“Initial Notes” has the meaning assigned to such term in Section 2.1(c).

“Interest Payment Date” means the last day of each calendar quarter; provided that if any such day is not a Business Day, the applicable Interest Payment Date shall be the immediately succeeding Business Day.

“Interest Rate” has the meaning assigned to such term in Section 2.5(a).

“Investment” means, with respect to any Person, (a) any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities of any other Person, (b) any loan, advance or capital contribution to any other Person, and (c) any other investment in any other Person.

“Law” means any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind.

“Material Adverse Effect” means any material adverse effect on (a) the business, assets, liabilities, operations, condition (financial or otherwise) or prospects of the Issuer and its Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under any Financing Document, or (c) the rights and remedies of the Purchaser under any Financing Document.

“Maturity Date” means the earliest to occur of (a) the date that is twelve (12) months after the date of this Agreement, (b) the Merger Closing Date, and (c) the date on which the Obligations are accelerated pursuant to Section 7.2.

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“Merger” has the meaning assigned to such term in the Recitals.

“Merger Agreement” has the meaning assigned to such term in the Recitals.

“Merger Closing Date” means the date on which the Merger is consummated.

“NAFTA Arbitration Award” means the arbitral award issued on September 17, 2024, by the International Centre for Settlement of Investment Disputes in favor of the Issuer and Exploraciones Oceánicas S. de R.L. de C.V. against the United Mexican States under NAFTA, ordering Mexico to pay approximately $37.1 million plus interest and costs.

“Net Cash Proceeds” means, with respect to any event, the cash proceeds received in respect of such event, net of (a) all reasonable fees, costs and expenses incurred in connection therewith, (b) all taxes paid or reasonably estimated to be payable in connection therewith, and (c) all amounts required to repay any Debt (other than the Obligations) that is secured by the applicable assets.

“Notes” means the Pre-Closing Notes and the Initial Notes, collectively.

“Obligations” means all obligations of every nature of the Issuer and the Guarantors now or hereafter existing under or arising out of or in connection with this Agreement and the other Financing Documents, including obligations for principal, interest, fees, costs, expenses, indemnities and all other amounts owing or payable thereunder.

“OFAC Lists” means the “Specifically Designated National and Blocked Persons” list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Omega” has the meaning assigned to such term in the Recitals.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party or any Subsidiary, the ordinary course of such Person’s business, as conducted in accordance with past practice.

“Outside Date” has the meaning given to such term in the Merger Agreement (as such date may be extended in accordance with the terms thereof).

“Payment in Full” means the payment in full in cash of all Obligations (other than unasserted contingent indemnification obligations) and the termination of all commitments of the Purchaser hereunder.

“Permitted Liens” means the Liens described in Section 5.2(a) through (g).

“Permitted Purposes” has the meaning assigned to such term in the Recitals.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any Governmental Authority.

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“Pre-Closing Draw Request” means a written request by the Issuer to the Purchaser for the issuance of a Pre-Closing Note, which shall be substantially in the form of Exhibit E and shall specify (a) the requested draw date, (b) the principal amount of the Pre-Closing Note to be issued, (c) wire transfer instructions for the disbursement of the purchase price and (d) the Approved Transaction Expense to which such Pre-Closing Note relates.

“Pre-Closing Limit” shall have the meaning set forth in Section 2.1(a).

“Pre-Closing Note” shall have the meaning set forth in Section 2.1(a).

“Principal Market” means the Nasdaq Capital Market (or any successor thereto) or, if the Common Stock is not then listed on the Nasdaq Capital Market, the principal national securities exchange or quotation system on which the Common Stock is then listed or quoted.

“Purchaser” has the meaning assigned to such term in the preamble.

“Responsible Officer” means the chief executive officer, president, chief financial officer, general counsel, treasurer, assistant treasurer or controller of any Credit Party.

“Restricted Payment” means any dividend, distribution, purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Issuer.

“Sanctions” means any sanctions administered or enforced by the United States Government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State and the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority.

“Sanctioned Country” means any country or territory that is itself the subject or target of comprehensive Sanctions (as of the date of this Agreement: Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person that is (a) listed on any Sanctions-related list of designated or blocked Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, (b) located, organized or resident in a Sanctioned Country, (c) owned or controlled by, or acting on behalf of, any Person described in clause (a) or (b), or (d) otherwise the target of Sanctions.

“SEC” means the Securities and Exchange Commission.

“Security and Pledge Agreement” means that certain Security and Pledge Agreement, dated as of the Closing Date, by and among the Credit Parties and the Purchaser, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

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“Solvent” means, with respect to any Person as of a particular date, that on such date (a) the present fair saleable value of the assets of such Person exceeds the total amount of its liabilities (including contingent liabilities), (b) such Person is able to pay its debts as they become due, and (c) such Person does not have unreasonably small capital for the conduct of its business.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other entity of which such Person owns, directly or indirectly, more than 50% of the outstanding voting Capital Stock.

“Transaction Expenses” means all documented fees, costs and expenses incurred by the Issuer in connection with the Merger and the transactions contemplated by the Merger Agreement, including legal, accounting, advisory and regulatory filing fees.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

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